Exhibit 99.1

NEWS RELEASE
For Release on May 23, 2013	Contact: Steve Lance
(925) 328-4656	Vice President, Finance/CFO

Steve Lance joins Giga-tronics Incorporated as Vice President of Finance/Chief Financial Officer

SAN RAMON, CA - Giga-tronics Incorporated (NASDAQ:GIGA) reported today that Steve Lance has joined Giga-tronics Incorporated as the Vice President of Finance and was appointed Chief Financial Officer and Secretary by the Board of Directors on May 22, 2013.

Mr. Lance has 25 years of financial experience in software and manufacturing companies, both public and private. He was previously the Vice President of Finance at Taulia, a software startup in San Francisco and before that was the Vice President of Finance and Administration at Sugar CRM. Prior to 2005, Mr. Lance held financial management positions at Sum-Total Systems, ADAC Laboratories Inc., Phoenix Technologies and KLA-Tencor. Mr. Lance is a Certified Public Accountant (inactive) and holds a BS degree in Business Accounting from San Jose State University. Mr. Lance will replace Mr. Frank Romejko, who will be leaving the Company due to a scheduled retirement at the end of June 2013.

“Steve will play a critical role in helping me complete our turnaround and in positioning the Company for profitable growth following the introduction of our new product platform,” said John R. Regazzi, Chief Executive Officer of Giga-tronics. Mr. Regazzi added, “Steve’s broad-based experience in finance, including with NASDAQ listed public companies, makes him well prepared for the job of Chief Financial Officer.”

Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.

Giga-tronics is a publicly held Company, traded on the NASDAQ Capital Market under the symbol “GIGA”.

This press release contains forward-looking statements, concerning Giga-tronics products, business prospects and profitability. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellation or deferral of orders, disputes over performance, the ability to collect receivables and general market conditions. For further discussion, see the most recent annual report filed by Giga-tronics on Form 10-K for the fiscal year ended March 31, 2012, Part I, under the heading "Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations".